UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      November 19, 2014

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:      (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

On November 19, 2014, Kingold Jewelry, Inc. (“Kingold”) entered into an At Market Issuance Sales Agreement, (the “Sales Agreement”) with MLV & Co. LLC (“MLV”), pursuant to which it may issue and sell shares of its common stock having an aggregate offering price of up to $10 million from time to time, at its option, through MLV, as sales agent. Sales of common stock through MLV, if any, will be made by any method that is deemed an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by Kingold and MLV. Subject to the terms and conditions of the Sales Agreement, MLV will use commercially reasonable efforts to sell the common stock based upon Kingold’s instructions (including any price, time or size limits or other customary parameters or conditions Kingold may impose). Kingold is not obligated to make any sales of its common stock under the Sales Agreement. Any shares sold will be sold pursuant to Kingold’s effective shelf registration statement on Form S-3. Kingold will pay MLV a commission of equal to 5.0% of the gross proceeds of sales of our common stock. We have also agreed to reimburse MLV for legal expenses incurred by it up to $25,000 in the aggregate. The Sales Agreement will terminate upon the earlier of the sale of all common stock subject to the Sales Agreement or termination of the Sales Agreement by Kingold or MLV.

The foregoing summary of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

5.1	Opinion of Reed Smith LLP
10.1	At Market Issuance Sales Agreement, dated as of November 19, 2014 by and between MLV & Co. LLC and Kingold Jewelry, Inc.
23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
Name: Bin Liu Title: Chief Financial Officer

Date: November 19, 2014